Exhibit 4.3

J. CREW GROUP, INC.

AMENDED AND RESTATED

2008 EQUITY INCENTIVE PLAN

(Effective June 8, 2010)

1.	Purpose of the Plan

This J. Crew Group, Inc. 2008 Equity Incentive Plan is intended to promote the interests of the Company and its stockholders by providing the employees (our “associates”) and independent contractors of the Company, and eligible non-employee directors of J. Crew Group, Inc., who are largely responsible for the management, growth, and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company. The Plan is designed to meet this intent by providing such associates, independent contractors, and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability, and financial success of the Company.

2.	Definitions

As used in the Plan or in any instrument governing the terms of any Incentive Award, the following definitions apply to the terms indicated below:

(a) “Board of Directors” means the Board of Directors of J. Crew Group, Inc.

(b) “Cause” means, when used in connection with the termination of a Participant’s employment, unless otherwise provided in any employment agreement with the Company to which the Participant is a party or the agreement evidencing Participant’s Incentive Award, the termination of the Participant’s employment by the Company or its affiliate on account of (i) the willful violation by the Participant of any federal or state law or any rule of the Company or its affiliate, (ii) breach by a Participant of the Participant’s duty of loyalty to the Company and its affiliates in contemplation of the Participant’s termination of employment, such as the Participant’s pre-termination of employment solicitation of customers or associates of the Company or its affiliate, (iii) the Participant’s unauthorized removal from the premises of the Company or its affiliate of any document (in any medium or form) relating to the Company or its affiliate or the customers of the Company or its affiliate, or (iv) any gross negligence in connection with the performance of the Participant’s duties as an associate. Any rights the Company or its affiliate may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company or its affiliate may have under any agreement with the associate or at law or in equity. If, subsequent to a Participant’s termination of employment, it is discovered that such Participant’s employment could have been terminated for Cause, the Participant’s employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

(d) “Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(e) “Common Stock” means J. Crew Group, Inc.’s Common Stock, $0.01 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 9 of the Plan.

(f) “Company” means J. Crew Group, Inc. and all of its Subsidiaries and affiliates, collectively.

(g) “Covered Employee” means a Participant who at the time of reference is a “covered employee” as defined in Section 162(m) of the Code.

(h) “Deferred Compensation Plan” means any plan, agreement, or arrangement maintained by the Company from time to time that is established or maintained under this Plan and that provides opportunities for deferral of compensation.

(i) “Director” means a member of the Board of Directors who is not at the time of reference an associate of J. Crew Group, Inc. or any of its Subsidiaries.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Fair Market Value” means, with respect to a share of Common Stock, as of the applicable date of determination (i) the closing sale price (in regular trading) on that date (or on the immediately preceding business day if the date in question was not a business day) of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the closing sale price on that date (or on the immediately preceding business day if the date in question was not a business day) as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its sole discretion.

(l) “Good Reason” means, unless otherwise provided in any employment agreement with the Company to which the Participant is a party or the agreement evidencing Participant’s Incentive Award, (i) a material diminution in a Participant’s duties and responsibilities other than a change in such Participant’s duties and responsibilities that directly results from a Change in Control, (ii) a material decrease in a Participant’s base salary, bonus opportunity or benefits other than a decrease in benefits that applies to all associates of the Company or its affiliates otherwise eligible to participate in the applicable benefit plan, or (iii) a relocation following a Change in Control of a Participant’s primary work location more than 50 miles from the work location immediately prior to the Change in Control, in each case without the Participant’s written consent and provided, that, within sixty (60) days following the occurrence of any of the events set forth therein, the Participant has delivered written notice to the Committee of the Participant’s intention to terminate the Participant’s employment for Good Reason and specifying the circumstances that the Participant believes constitute Good Reason, and the Company shall not have cured such circumstances (if susceptible to cure) within thirty (30) days following receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty (30) day period, the Company has not taken all reasonable steps within such thirty (30) day period to correct such grounds as promptly as practicable thereafter).

(m) “Incentive Award” means an Option or Other Stock-Based Award granted pursuant to the terms of the Plan.

(n) “J. Crew Group, Inc.” means J. Crew Group, Inc., a Delaware corporation, and any successor thereto.

(o) “Non-Qualified Stock Option” means an Option that is not an “incentive stock option” within the meaning of Section 422 of the Code.

(p) “Option” means a stock option to purchase shares of Common Stock granted to a Participant pursuant to Section 6.

(q) “Other Stock-Based Award” means an award granted to a Participant pursuant to Section 7.

(r) “Participant” means a Director, associate, or independent contractor of the Company who is eligible to participate in the Plan and to whom one or more Incentive Awards have been granted pursuant to the Plan and, following the death of any such Person, his successors, heirs, executors, and administrators, as the case may be.

(s) “Performance-Based Compensation” means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.

(t) “Performance Measures” means such measures as are described in Section 8 on which performance goals are based in order to qualify certain awards granted hereunder as Performance-Based Compensation.

(u) “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation. Performance Periods may be overlapping.

(v) “Performance Target” means performance goals and objectives with respect to a Performance Period.

(w) “Person” means a “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(x) “Plan” means this J. Crew Group, Inc. 2008 Equity Incentive Plan, as it may be amended from time to time.

(y) “Securities Act” means the Securities Act of 1933, as amended.

(z) “Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.

(aa) “Voting Securities” means, at any time, J. Crew Group, Inc.’s then outstanding voting securities.

3.	Stock Subject to the Plan, Share Counting Rules, and Individual Award Limits

(a)	Stock Subject to the Plan

The maximum number of shares of Common Stock that may be covered by Incentive Awards granted under the Plan shall not exceed 6,000,000 shares of Common Stock in the aggregate. Out of such aggregate, the maximum number of shares of Common Stock that may be covered by Options that are designated as “incentive stock options” within the meaning of Section 422 of the Code shall not exceed 3,000,000 shares of Common Stock. The shares referred to in the preceding sentences of this paragraph shall in each case be subject to adjustment as provided in Section 9 and the following provisions of this Section 3. Shares of Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares, or both, at the sole discretion of the Committee.

(b)	Share Counting Rules

If shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation or expiration of such shares to the Company, any portion of the shares forfeited, cancelled or expired shall be treated as not issued pursuant to the Plan and shall again be available for issuance under the Plan. Shares that are exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Incentive Award, shall not be available for issuance under the Plan. Incentive Awards which, pursuant to their terms, are to be settled solely in cash shall not reduce the number of shares of Common Stock available for Incentive Awards.

Shares of Common Stock covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion, or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) as provided in Section 9 of the Plan shall not count as used under the Plan for purposes of this Section 3.

(c)	Individual Award Limits

Subject to adjustment as provided in Section 9, the maximum number of shares of Common Stock that may be covered by Incentive Awards granted under the Plan to any single Participant in any calendar year shall not exceed 3 million shares.

4.	Administration of the Plan

(a)	The Committee

The Plan shall be administered by the Committee, which shall consist solely of two or more persons, each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act), as an “outside director” within the meaning of Treasury Regulation Section 1.162-27(e)(3), and as “independent” within the meaning of any applicable stock exchange or similar regulatory authority; provided that, with respect to any “independent” composition requirement under any rule of any applicable stock exchange or similar regulatory authority, the “independent” composition requirement shall be phased in pursuant to any applicable transition period; provided further that, with respect to any Incentive Award granted to, or any determination made with respect to, any Person subject to Section 16 of the Exchange Act prior to the date the “independent” composition requirement has been satisfied, such grant shall be approved by the full Board, and with respect to any Incentive Award granted to, or any determination made with respect to, any Covered Employee, prior to the date the “independent” composition requirement has been satisfied, such grant shall be approved by approved by a subcommittee of the Committee that is composed solely of two or more “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3).

(b)	Grant of Incentive Awards

The Committee shall, consistent with the terms of the Plan, from time to time designate those associates and independent contractors of the Company who shall be granted Incentive Awards under the Plan and the amount, type, and other terms and conditions of such Incentive Awards. The Board of Directors may, consistent with the terms of the Plan, from time to time grant Incentive Awards to Directors. The Committee may prescribe agreements evidencing or setting the terms of any Incentive Awards, and amendments thereto, which documents and amendments need not be identical for each Participant.

The Committee may also enter into agreements with third parties pursuant to which such third parties may issue Incentive Awards to the Participants in lieu of the Company’s issuance thereof or assume the obligations of the Company under any Incentive Awards previously issued by the Company, in any case on such terms and conditions as may be determined by the Committee in its sole discretion.

Incentive Awards granted under the Plan may, in the Committee’s discretion, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Incentive Award, any award granted under another plan of the Company or any business entity to be acquired by the Company, or any other right of a Participant to receive payment from the Company. Incentive Awards granted in addition to or in tandem with other Incentive Awards or awards may be granted either as of the same time as, or a different time from, the grant of such other Incentive Awards or awards.

(c)	Delegation of Authority

All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof, in which case the acts of such subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may also from time to time authorize a subcommittee consisting of one or more members of the Board of Directors (including members who are associates of the Company) or associates of the Company to grant Incentive Awards to persons who are not “executive officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act), subject to such restrictions and limitations as the Committee may specify.

In addition, the Committee may delegate the administration of the Plan to one or more officers or associates of the Company, and such administrator(s) may have the authority to execute and distribute Incentive Award agreements or other documents evidencing or relating to Incentive Awards granted by the Committee under this Plan, to maintain records relating to Incentive Awards, to process or oversee the issuance of Common Stock under Incentive Awards, to interpret and administer the terms of Incentive Awards, and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Incentive Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to grant Incentive Awards under the Plan, (ii) to take any action that would cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify, (iii) to take any action inconsistent with Section 409A of the Code or (iv) to take any action inconsistent with Section 157 and other applicable provisions of the Delaware General Corporation Law. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in this Plan to the Committee shall include any such administrator. The Committee and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval, or modification by the Committee.

(d) Committee Discretion

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Incentive Award (and any agreement evidencing any Incentive Award) granted thereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. Without limiting the generality of the foregoing, the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment; provided that, no payment shall be made with respect to any Incentive Award that is subject to Section 409A of the Code as a result of any such authorized leave of absence or absence in military or government service unless such authorized leave or absence constitutes a separation from service for purposes of Section 409A of the Code. The employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. Decisions of the Committee shall be final, binding, and conclusive on all parties.

On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) in the event of a Participant’s death, disability or retirement (in the case of disability and retirement, unless otherwise specified in the relevant grant agreement, as determined in accordance with the applicable policies and procedures of the Company as in effect from time to time) or in the event of a Change in Control, accelerate the date on which any such Incentive Award becomes vested or exercisable, as the case may be, (ii) accelerate the date on which any such Incentive Award becomes transferable, (iii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any such Incentive Award may remain outstanding, (iv) waive any conditions to the vesting, exercisability, or transferability, as the case may be, of any such Incentive Award or (v) provide for the payment of dividends or dividend equivalents with respect to any such Incentive Award; provided, that the Committee shall not have any such authority and shall not take any such action to the extent that the grant of such authority or the taking of such action would cause any tax to become due under Section 409A of the Code.

The Committee may grant dividend equivalents to any Participant based on the dividends declared on shares of Common Stock that are subject to any Incentive Award during the period between the date the Incentive Award is granted and the date the Incentive Award is exercised, vests, pays out, or expires. Such dividend equivalents may be awarded or paid in the form of cash, shares of Common Stock, restricted stock, or restricted stock units, or a combination, and shall be determined by such formula and at such time and subject to such accrual, forfeiture, or payout restrictions or limitations as determined by the Committee in its sole discretion. Dividend equivalents granted with respect to Options or stock appreciation rights that are intended to be Performance-Based Compensation shall be payable, with respect to pre-exercise periods, regardless of whether such Option or stock appreciation right is subsequently exercised.

(e) Payments by the Company

The Company shall pay any amount payable with respect to an Incentive Award in accordance with the terms of such Incentive Award, provided that the Committee may, in its discretion, defer the payment of amounts payable with respect to an Incentive Award subject to and in accordance with the terms of a Deferred Compensation Plan. Payments to be made by the Company upon the exercise of an Option or other Incentive Award or settlement of an Incentive Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Common Stock, other Incentive Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Incentive Award may be accelerated, and cash paid in lieu of Common Stock in connection with such settlement, in the Committee’s discretion or upon occurrence of one or more specified events; provided that, with respect to any Incentive Award subject to Section 409A of the Code, such acceleration or payment shall comply with Section 409A of the Code.

The Company may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company may owe to the Participant from time to time (including amounts payable in connection with any Incentive Award, owed as wages, fringe benefits, or other compensation owed to the Participant), such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Incentive Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 4.

The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Common Stock or payment of other benefits under any Incentive Award until completion of such registration or qualification of such Common Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Common Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Common Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations; provided that the Committee shall take no action to the extent that the taking of such action would cause any tax to become due under Section 409A of the Code. The foregoing notwithstanding, in connection with a Change of Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Common Stock or payment of benefits under any Incentive Award or the imposition of any other conditions on such issuance, delivery, or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change of Control.

The inability of the Company (after reasonable efforts) to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and/or sale of any Incentive Awards or shares of Common Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue and/or sell such Incentive Awards or shares of Common Stock as to which such requisite authority shall not have been obtained.

In addition, the Committee may permit (including, without limitation, for purposes of deductibility under Section 162(m) of the Code) a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to such Participant in connection with any Incentive Award.

If any such deferral is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures, in accordance with Section 409A of the Code (to the extent applicable), for such payment or Common Stock delivery deferrals and any notional earnings to be credited on such deferred amounts, provided that in the case of any Incentive Award intended to qualify as Performance-Based Compensation, such earnings shall be in compliance with Code Section 162(m) of the Code.

(f) Limitation on Liability

The Committee may employ attorneys, consultants, accountants, agents, and other persons, and the Committee, the Company, and its officers, directors, and associates shall be entitled, in good faith, to rely or act upon any advice, opinions, or valuations of any such persons. In addition, the Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any officer, director, or associate of the Company, the Company’s independent auditors, consultants, or any other agents assisting in the administration of the Plan.

No member of the Committee, nor any person acting pursuant to authority delegated by the Committee, nor any officer, director, or associate of the Company acting at the direction or on behalf of the Committee, shall be liable for any action, omission, or determination relating to the Plan, and J. Crew Group, Inc. shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Committee, each person acting pursuant to authority delegated by the Committee, and each other officer, director, or associate of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission, or determination was taken or made by such member, director, associate, or other person acting pursuant to authority delegated by the Committee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.	Eligibility

The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be (a) those associates and independent contractors of the Company whom the Committee shall select from time to time and (b) Directors of the Company whom the Board of Directors shall select from time to time. Eligible persons shall include any Person who has been offered employment by the Company, provided that such prospective associate may not receive any payment or exercise any right relating to an Incentive Award until such person has commenced employment with the Company. An associate on leave of absence may be considered as still in the employ of the Company for purposes of eligibility for participation in the Plan, if so determined by the Committee. In lieu of making Incentive Awards directly to Participants, the Committee may make Incentive Awards under the Plan through or to a trust or other funding vehicle which in turn makes Incentive Awards to Participants or which issues interests in Incentive Awards held by it to Participants, in any case on such terms and conditions as may be determined by the Committee in its sole discretion. Each Incentive Award granted under the Plan shall be evidenced by an instrument in writing in form and substance approved by the Committee.

6.	Options

The Committee may from time to time grant Options, subject to the following terms and conditions:

(a) Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Option is granted. The agreement evidencing the award of each Option shall fix the exercise price and shall clearly identify such Option as either an “incentive stock option” within the meaning of Section 422 of the Code or as a Non-Qualified Stock Option.

(b) Term and Exercise of Options

(1) Each Option shall become vested and exercisable on such date or dates, during such period, and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option is granted; provided, however, that no Option shall be exercisable after the expiration of ten years from the date such Option is granted; and, provided, further, that each Option shall be subject to earlier termination, expiration, or cancellation as provided in the Plan or in the agreement evidencing such Option.

(2) Each Option may be exercised in whole or in part. The partial exercise of an Option shall not cause the expiration, termination, or cancellation of the remaining portion thereof.

(3) An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise.

(4) Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however, that the Committee may permit Non-Qualified Stock Options to be sold, pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine. In addition, the Committee may impose such restrictions on any shares acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such shares.

(5) Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or stock appreciation rights or cancel outstanding Options or stock appreciation rights in exchange for cash, other awards or Options or stock appreciation rights with an exercise price that is less than the exercise price of the original Options or stock appreciation rights without stockholder approval.

(6) Regardless of the terms of any agreement evidencing an Incentive Award, the Committee shall have the right to substitute stock appreciation rights for outstanding Options granted to any Participant, provided the substituted stock appreciation rights call for settlement by the issuance of shares of Common Stock, and the terms of the substituted stock appreciation rights and economic benefit of such substituted stock appreciation rights are at least equivalent to the terms and economic benefit of the Options being replaced.

(c) Effect of Termination of Employment or Other Relationship

The agreement evidencing the award of each Option shall specify the consequences with respect to such Option of the termination of the employment, service as a Director, or other relationship between the Company and the Participant holding the Option.

(d) Special Rules for Incentive Stock Options

(1) The aggregate Fair Market Value of shares of Common Stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of J. Crew Group, Inc. or any of its “subsidiaries” (within the meaning of Section 424 of the Code) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such incentive stock option is granted. In the event that the aggregate Fair Market Value of shares of Common Stock with respect to such incentive stock options exceeds $100,000, then incentive stock options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations), automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such incentive stock options shall remain unchanged. In the absence of such regulations (and authority), or in the event such regulations (or authority) require or permit a designation of the Options which shall cease to constitute incentive stock options, incentive stock options granted hereunder shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such incentive stock options shall remain unchanged.

(2) No incentive stock option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of J. Crew Group, Inc. or any of its “subsidiaries” (within the meaning of Section 424 of the Code), unless

(i) the exercise price of such incentive stock option is at least one hundred and ten percent of the Fair Market Value of a share of Common Stock at the time such incentive stock option is granted and (ii) such incentive stock option is not exercisable after the expiration of five years from the date such incentive stock option is granted.

7.	Other Stock-Based Awards

The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, or share-denominated performance units, (iv) be designed to comply with applicable laws of jurisdictions other than the United States, and (v) be designed to qualify as Performance-Based Compensation; provided, that each Other Stock-Based Award shall be denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified at the time of the grant of such award. With respect to awards to non-Director Participants of restricted stock subject only to service-based conditions, such awards shall vest over a period of no fewer than three years. Notwithstanding the foregoing, to the extent any such Other Stock-Based Award is subject to Section 409A of the Code, the agreement evidencing the grant of such Other Stock-Based Award shall contain terms and conditions (including, without limitation and to the extent applicable, deferral and payment provisions) that comply with Section 409A of the Code.

8.	Performance-Based Compensation

(a) Calculation, Written Determinations, and Right of Recapture

The amount payable with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation shall be determined in any manner permitted by Section 162(m) of the Code.

Determinations by the Committee as to the establishment of Performance Measures, the level of actual achievement of performance goals, and the amount payable with respect to an Incentive Award intended to qualify as Performance-Based Compensation under Section 162(m) of the Code shall be recorded in writing. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, prior to settlement of each such Incentive Award granted to a Covered Employee, that the performance goals and other material terms upon which settlement of the Incentive Award was conditioned have been satisfied.

If at any time after the date on which a Participant has been granted or becomes vested in an Incentive Award pursuant to the achievement of a performance goal under Section 8, the Committee determines that the earlier determination as to the achievement of the performance goal was based on incorrect data and that in fact the performance goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of an Incentive Award would not have been granted, vested, or paid given the correct data, then (i) such portion of the Incentive Award that was granted shall be forfeited and any related shares of Common Stock (or, if such shares were disposed of, the cash equivalent) shall be returned to the Company as provided by the Committee, (ii) such portion of the Incentive Award that became vested shall be deemed to be not vested and any related shares of Common Stock (or, if such shares were disposed of, the cash equivalent) shall be returned to the Company as provided by the Committee, and (iii) such portion of the Incentive Award paid to the Participant shall be paid by the Participant to the Company upon notice from the Company as provided by the Committee.

(b) Discretionary Reduction

The Committee may, in its discretion, reduce or eliminate the amount payable to any Participant with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the relevant Performance Schedule. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants.

(c) Performance Measures

The performance goals upon which the payment or vesting of any Incentive Award (other than Options and stock appreciation rights) to a Covered Employee that is intended to qualify as Performance-Based Compensation depends shall (a) be objective business criteria and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain,” and (b) relate to one or more of the following Performance Measures: (i) net income or operating net income (before or after taxes, interest, depreciation, amortization, and/or nonrecurring/unusual items), (ii) return on assets, return on capital, return on equity, return on economic capital, return on other measures of capital, return on sales, or other financial criteria, (iii) revenue or net sales, (iv) gross profit or operating gross profit, (v) cash flow, (vi) productivity or efficiency ratios, (vii) share price or total shareholder return, (viii) earnings per share, (ix) budget and expense management, (x) customer and product measures, including market share, high value client growth, and customer growth, (xi) working capital turnover and targets, (xii) margins, (xiii) economic value added or other value added measurements, (xiv) customer satisfaction based on specific goals, such as customer survey results or loyalty measures, (xv) associate measures based on specified goals, such as turnover, satisfaction surveys or sales per associate; staffing, diversity, training and development, (xvi) inventory turnover or inventory shrinkage, and (xvii) market penetration, geographic expansion or new concept development, in any such case (x) considered absolutely or relative to historic performance or relative to one or more other businesses, (y) determined for the Company or any business unit or division thereof or any individual, and/or (z) compared to the actual performance by a competitor or group of competitors determined in the discretion of the Committee. Performance goals may differ for Incentive Awards granted to any one Participant or to different Participants.

The Committee shall determine the length of the Performance Period with respect to each Incentive Award that is intended to be Performance-Based Compensation; provided that in no event shall such Performance Period be shorter than one fiscal year of the Company. Performance Periods may be overlapping. The Committee shall establish the Performance Targets and Performance Schedules for such Performance Period within ninety (90) days of the commencement of such Performance Period.

The measurement of any Performance Measure(s) may exclude the impact of charges for asset write-downs, litigation or claim judgments or settlements, restructurings, discontinued operations, mergers, acquisitions, divestitures, foreign exchange gains and losses, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of changes in tax laws, accounting principles or regulations, or other laws or provisions affecting reporting results, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. To the extent such inclusions or exclusions affect Incentive Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility. Any Performance Measure(s) may be used to measure the performance of the Company or a Subsidiary as a whole or any business unit of the Company or a Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

Nothing in this Section 8 is intended to limit the Committee’s discretion to adopt conditions with respect to any Incentive Award that is not intended to qualify as Performance-Based Compensation that relate to performance other than the Performance Measures. In addition, the Committee may, subject to the terms of the Plan, amend previously granted Incentive Awards in a way that disqualifies them as Performance-Based Compensation.

In the event that the requirements of Section 162(m) of the Code and the regulations thereunder change to permit Committee discretion to alter the Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

9.	Adjustment Upon Certain Changes

(a) Shares Available for Grants

In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards in any year, and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards to any individual Participant in any year, shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other similar event or transaction, including any extraordinary cash dividend, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares of Common Stock with respect to which Incentive Awards may be granted.

(b) Increase or Decrease in Issued Shares Without Consideration

Subject to any required action by the stockholders of J. Crew Group, Inc., in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall appropriately adjust the number of shares of Common Stock subject to each outstanding Incentive Award and the exercise price per share of Common Stock of each such Incentive Award.

(c) Certain Mergers

Subject to any required action by the stockholders of J. Crew Group, Inc., in the event that J. Crew Group, Inc. shall be the surviving corporation in any merger, consolidation, or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of such surviving corporation, the Committee shall, to the extent deemed appropriate by the Committee, adjust each Incentive Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such merger or consolidation.

(d) Certain Other Transactions

In the event of (i) a dissolution or liquidation of J. Crew Group, Inc., (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation, or similar transaction involving J. Crew Group, Inc. in which J. Crew Group, Inc. is not the surviving corporation, or (iv) a merger, consolidation or similar transaction involving J. Crew Group, Inc. in which J. Crew Group, Inc. is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its sole discretion but subject to Section 409A of the Code to the extent applicable, have the power to:

(i) cancel, effective immediately prior to the occurrence of such event, each Incentive Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Incentive Award was granted an amount in cash, for each share of Common Stock subject to such Incentive Award, equal to the value, as determined by the Committee in its reasonable discretion, of such Incentive Award, provided that with respect to any outstanding Option such value shall be equal to the excess of (A) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Option;

(ii) provide for the exchange of each Incentive Award (whether or not then exercisable or vested) for an Incentive Award with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its reasonable discretion in accordance with U.S. Department of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) in the exercise price of the Incentive Award, and/or the number of shares or amount of property subject to the Incentive Award or, if appropriate, provide for a cash payment to the Participant to whom such Incentive Award was granted in partial consideration for the exchange of the Incentive Award; or

(iii) any combination of (i) or (ii) above.

(e) Other Changes

In the event of any change in the capitalization of J. Crew Group, Inc. or corporate change other than those specifically referred to in paragraphs(b), (c), or (d), the Committee shall make such adjustments in the number and class of shares subject to Incentive Awards outstanding on the date on which such change occurs and in such other terms of such Incentive Awards as the Committee may consider appropriate.

(f) No Other Rights

Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class, or any dissolution, liquidation, merger, or consolidation of J. Crew Group, Inc. or any other corporation. Except as expressly provided in the Plan, no issuance by J. Crew Group, Inc. of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Incentive Award.

(g) Savings Clause

No provision of this Section 9 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

10.	Rights Under the Plan

No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Incentive Award granted pursuant to the Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 9 hereof, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued. Nothing in this Section 10 is intended, or should be construed, to limit authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock if it were issued or outstanding, or from granting rights related to such dividends.

Nothing in the Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (b) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate. Neither the adoption of the Plan nor the grant of any Incentive Award shall be construed as creating any limitations on the power of the Board of Directors or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

11.	No Special Employment Rights; No Right to Incentive Award

(a) Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award. Neither an Incentive Award nor any rights arising under the Plan shall constitute an employment contract with the Company and, accordingly, the Plan and any Incentive Award hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company.

(b) No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at anytime nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

12.	Securities Matters

(a) J. Crew Group, Inc. shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, J. Crew Group, Inc. shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until J. Crew Group, Inc. is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements, and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

(b) The exercise of any Option granted hereunder shall only be effective at such time as counsel to J. Crew Group, Inc. shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any securities exchange on which shares of Common Stock are traded. J. Crew Group, Inc. may, in its sole discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award pending or to ensure compliance under federal or state securities laws. J. Crew Group, Inc. shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

13.	Tax Provisions & Withholding

(a) Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant or vesting of an Incentive Award, and whenever any amount shall become payable in respect of any Incentive Award, J. Crew Group, Inc. shall have the right to require the Participant to remit to J. Crew Group, Inc. in cash an amount sufficient to satisfy federal, state, and local withholding tax requirements, if any, attributable to such exercise, grant, vesting, or payment prior to the delivery of any certificate or certificates for such shares or the effectiveness of the lapse of such restrictions or making of such payment. In addition, upon the exercise or settlement of any Incentive Award in cash, or any payment with respect to any Incentive Award, J. Crew Group, Inc. shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state, and local withholding tax requirements, if any, attributable to such exercise, settlement, or payment. The Company can delay the delivery to a Participant of any Common Stock or cash payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

(b) Stock Remittance

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant, or vesting of an Incentive Award, the Participant may tender to J. Crew Group, Inc. a number of shares of Common Stock that have been owned by the Participant for at least six months (or such other period as the Committee may determine) having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the federal, state, and local withholding tax requirements, if any, attributable to such exercise, grant, or vesting but not greater than such withholding obligations. Such election shall be irrevocable, made in writing, and signed by the Participant, shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate, and shall satisfy the Participant’s obligations under Section 13 hereof, if any. The Company can delay the delivery to a Participant of any Common Stock or cash payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

(c) Stock Withholding

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant, or vesting of an Incentive Award, J. Crew Group, Inc. shall withhold a number of such shares having a Fair Market Value at the exercise date determined by the Committee to be sufficient to satisfy the federal, state, and local withholding tax requirements, if any, attributable to such exercise, grant, or vesting but not greater than such withholding obligations. Such election shall be irrevocable, made in writing, and signed by the Participant, shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate, and shall satisfy the Participant’s obligations under Section 13 hereof, if any. The Company can delay the delivery to a Participant of any Common Stock or cash payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

(d) Consent to and Notification of Code Section 83(b) Election

No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Incentive Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Incentive Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(e) Notification Upon Disqualifying Disposition Under Code Section 421(b)

If any Participant shall make any disposition of shares of Common Stock delivered pursuant to the exercise of an incentive stock option under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

14.	Amendment or Termination of the Plan

The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, regulation, or rule of a stock exchange requires stockholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan; provided that no provision of this Section 14 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any previously granted and outstanding Incentive Award. Notwithstanding the foregoing, the Committee may terminate any Incentive Award previously granted and any agreement relating thereto in whole or in part provided that upon any such termination the Company, in full consideration of the termination of (i) any Option outstanding under the Plan (whether or not vested or exercisable) or portion thereof, pays to such Participant an amount in cash for each share of Common Stock subject to such Option or portion thereof being terminated equal to the excess, if any, of (a) the value at which a share of Common Stock received pursuant to the exercise of such Option would have been valued by the Company at that time for purposes of determining applicable withholding taxes or other similar statutory amounts, over (b) the exercise price, or, if the Committee permits and the Participant elects, accelerates the exercisability of such Participant’s Option or portion thereof (if necessary) and allows such Participant thirty (30) days to exercise such Option or portion thereof before the termination of such Option or portion thereof, or (ii) any Incentive Award other than an Option outstanding under the Plan or portion thereof, pays to such Participant an amount in shares of Common Stock or cash or a combination thereof (as determined by the Committee in its sole discretion) equal to the value of such Incentive Award or portion thereof being terminated as of the date of termination (assuming the acceleration of the exercisability of such Incentive Award or portion thereof, the lapsing of any restrictions on such Incentive Award or portion thereof or the expiration of any deferral or vesting period of such Incentive Award or portion thereof) as determined by the Committee in its sole discretion; provided that, to the extent any such Incentive Award is subject to Section 409A of the Code, any such payment (including, without limitation, the timing and form thereof) shall comply with Section 409A of the Code.

Notwithstanding any other provision of the Plan to the contrary, the Committee may authorize the repurchase of any Incentive Award by the Company or a third party at any time for such price and on such terms and conditions as the Committee may determine in its sole discretion. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

15.	No Obligation to Exercise

The grant to a Participant of an Incentive Award shall impose no obligation upon such Participant to exercise such Incentive Award.

16.	Transfer Restrictions

Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind J. Crew Group, Inc. unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

Except as provided in the preceding paragraph (regarding transfers upon the death of a Participant) and Section 6 (regarding the transfer of certain Non-Qualified Stock Options), no Incentive Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of such Participant to any party (other than the Company), or assigned or transferred by such Participant, and such Incentive Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Incentive Awards and other rights (other than incentive stock options and stock appreciation rights in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Incentive Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission). A beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Incentive Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

17.	Expenses and Receipts

The expenses of the Plan shall be paid by J. Crew Group, Inc. Any proceeds received by J. Crew Group, Inc. in connection with any Incentive Award will be used for general corporate purposes.

18.	Definition of Change in Control

As used in any instrument governing the terms of any Incentive Award, the term “Change in Control” means the occurrence of any of the following:

(i) Any Person becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act, a “Beneficial Owner”) of thirty-five percent or more of the combined voting power of Voting Securities; provided, however, that a Change in Control shall not be deemed to occur by reason of an acquisition of Voting Securities by the Company or by an employee benefit plan (or a trust forming apart thereof) maintained by the Company; and provided, further, that a Change in Control shall not be deemed to occur solely because any Person becomes the Beneficial Owner of thirty-five percent or more of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities deemed to be outstanding, increases the proportional number of shares Beneficially Owned by such Person, except that a Change in Control shall occur if a Change in Control would have occurred (but for the operation of this proviso) as a result of the acquisition of Voting Securities by the Company, and after such acquisition such Person becomes the Beneficial Owner of any additional Voting Securities following which such Person is the Beneficially Owner of thirty-five percent or more of the outstanding Voting Securities;

(ii) During any period of two consecutive years, individuals who at the beginning of such period constitute the members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board of Directors then in office; provided, however, that if the election or appointment, or nomination for election by J. Crew Group, Inc.’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, thereafter be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii) The consummation of:

(A) A merger, consolidation, reorganization or similar transaction (any of the foregoing, a “Business Combination”)with or into J. Crew Group, Inc. or in which securities of J. Crew Group, Inc. are issued, unless such Business Combination is a Non-Control Transaction;

(B) A complete liquidation or dissolution of J. Crew Group, Inc.; or

(C) The sale or other disposition of all or substantially all of the assets of J. Crew Group, Inc. (on a consolidated basis) to any Person other than the Company or an employee benefit plan (or a trust forming a part thereof) maintained by the Company or by a Person which, immediately thereafter, will have all its voting securities owned by the holders of the Voting Securities immediately prior thereto, in substantially the same proportions.

For purposes of the Plan, a “Non-Control Transaction” is a Business Combination involving J. Crew Group, Inc. where:

(A) the holders of Voting Securities immediately before such Business Combination own, directly or indirectly, immediately following such Business Combination more than fifty percent of the combined voting power of the outstanding voting securities of the parent corporation resulting from, or issuing its voting securities as part of, such Business Combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Business Combination by reason of their prior ownership of Voting Securities;

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Business Combination constitute a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning a majority of the voting securities of the Surviving Corporation; and

(C) no Person other than the Company or any employee benefit plan (or any trust forming a part thereof) maintained immediately prior to such Business Combination by the Company, is a Beneficial Owner of twenty-five percent or more of the combined voting power of the Surviving Corporation’s voting securities outstanding immediately following such Business Combination.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any event or transaction to the extent that treating such event or transaction as a Change in Control would cause any tax to become due under Section 409A of the Code.

19.	No Fractional Shares

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Incentive Award. The Committee shall determine whether cash, Incentive Awards, or other property shall be issued or paid in lieu of fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be forfeited or otherwise eliminated.

20.	Retirement and Welfare Plans

Neither Incentive Awards made under the Plan nor shares of Common Stock or cash paid pursuant to such Incentive Awards will be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a participant’s benefit or except as the Committee may otherwise determine in its discretion.

21.	Compliance with Code Section 162(m)

It is the intent of the Company that Options and stock appreciation rights granted to Covered Employees and other Incentive Awards designated as Incentive Awards to Covered Employees subject to Section 8 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Incentive Award. Accordingly, the terms of Section 8, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Incentive Award document relating to an Incentive Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Incentive Award upon attainment of the applicable performance goals.

22.	Certain Limitations on Awards to Ensure Compliance with Code Section 409A

The Company intends that the Plan and each Incentive Award granted hereunder shall comply with Section 409A of the Code and any regulations thereunder and that the Plan shall be interpreted, operated and administered accordingly. In the event any term and/or condition of an Incentive Award granted hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such term and/or condition shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. Any reservation of rights by the Company hereunder affecting the timing of payment of any Incentive Award subject to Section 409A of the Code (including, without limitation, the rights of the Committee pursuant to Section 9(d)) will only be as broad as is permitted by Section 409A of the Code and any regulations thereunder.

23.	Certain Limitations Relating to Accounting Treatment of Incentive Awards

Other provisions of the Plan notwithstanding, the Committee’s authority under the Plan (including under Section 4 is limited to the extent necessary to ensure that any Option or other Incentive Award of a type that the Committee has intended to be subject to fixed accounting with a measurement date at the date of grant or the date performance conditions are satisfied under APB 25 shall not become subject to “variable” accounting solely due to the existence of such authority, unless the Committee specifically determines that the Incentive Award shall remain outstanding despite such “variable” accounting.

24.	Uncertificated Shares

To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Common Stock, the transfer of such shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

25.	Participants Based Outside of the United States

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company operates or has associates, Directors or independent contractors, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which affiliates and Subsidiaries shall be covered by the Plan;

(b) Determine which associates, Directors, and/or independent contractors outside the United States are eligible to participate in the Plan;

(c) Modify the terms and conditions of any Incentive Award granted to associates, Directors, and/or independent contractors outside the United States to comply with applicable foreign laws;

(d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 25 by the Committee shall be attached to the Plan document as appendices; and

(e) Take any action, before or after an Incentive Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Incentive Awards shall be granted, that would violate applicable law.

26.	Legend

The certificates or book entry for shares of Common Stock may include any legend or coding, as applicable, which the Committee deems appropriate to reflect any restrictions on transfer of such shares.

27.	Severability; Entire Agreement

If any of the provisions of the Plan or any Incentive Award document is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any agreements or documents designated by the Committee as setting forth the terms of an Incentive Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations, and warranties between them, whether written or oral, with respect to the subject matter thereof.

28.	Descriptive Headings

The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

29.	Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York without regard to its conflict of law principles.

30.	Effective Date and Term of Plan

The Plan was initially adopted as of April 9, 2008, approved by the stockholders of J. Crew Group, Inc. on June 5, 2008, was amended and restated effective as of September 10, 2008, was amended and restated effective as of April 16, 2010 and approved by the stockholders of J.Crew Group, Inc. on June 8, 2010. No grants of Incentive Awards may be made under the Plan after April 9, 2018.